SUN DRILLING COMPANY – VECTOR ENERGY WEST LLP TURNKEY DRILLING CONTRACT

Page # of 22

MASTER DRILLING AGREEMENT TURNKEY OPERATIONS

This Master Drilling Agreement No.  ______,

 dated the 6th. day of May  2005, (the “Effective Date”) is made by and between:

Vector Energy West LLP, hereinafter referred to as “Company”, represented by F. K. Shakirov, President, acting on the basis of the Charter,

and

Sun Drilling LLP, hereinafter referred to as “Contractor”, represented by William Duncan acting on basis of the power of attorney No. ____ issued on ___ __________ 2005

WHEREAS Contractor and the Company may individually be referred to as a “Party” and collectively as “Parties;” and

WHEREAS, Company desires to have onshore wells drilled, produced or worked over in the Atyrau oil block located in Atyrau Region  “Contract Area” of the Republic of Kazakhstan, as specified by Company, and to have performed or carried out all auxiliary operations and services as detailed in the Bid Sheet and Drilling Order hereto or as Company may require (hereinafter referred to as “Work”); and

WHEREAS, by signing this Master Drilling Agreement, Contractor agrees that no promise of work is made by the Company, and
WHEREAS, further to a tender based on the attached “Bid Sheet and Drilling Order” work was awarded to the Contractor, and

WHEREAS the Parties agree that Company shall have the right to accelerate, decelerate, suspend, stop or terminate WORK, all as set out in this Agreement, as its prerogative in the prudent management of its business, and

WHEREAS Contractor covenants that it has the resources and skills of suitable quality and quantity to perform the WORK hereunder and is willing and able to undertake the performance of the WORK in accordance with the Terms and Conditions hereinafter contained; and

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein, the Parties agree as follows:
ARTICLE I INTERPRETATION
1.1 Definitions
In this Agreement, unless the context otherwise requires:

(a)

“Affiliated Company” means an entity owning fifty percent (50%) or more of the voting stock or similar equity interests of Company or Contractor, an entity in which Company or Contractor own fifty percent (50%) or more of its voting stock or similar equity interests, or an entity fifty percent (50%) or more of whose voting stock or similar equity interests is owned by the same entity that owns fifty percent (50%) or more of the voting stock or similar equity interests of Company or Contractor.

(b) “Commencement Date” means the day and time within the nearest hour that drilling rig is rigged up and ready to commence operations on the first well in the Operating Area.
(c) “Company’s Items” mean the equipment, material and services owned by Company or which are listed in Drilling Order that are to be provided at the expense of Company.
(d) “Contractor’s Items” mean the Drilling Unit, equipment, material and services owned by Contractor or which are listed in Drilling Order that are to be provided at expense of Contractor.
(e) “Contractor’s Personnel” means the personnel and subcontractors to be provided by Contractor from time to time to conduct operations hereunder as listed in Drilling Order.
(f) “Company’s Personnel” means the personnel and other contractors to be provided by Company from time to time in connection with operations hereunder as listed in Drilling Order.
(g) “Daywork basis” means Contractor shall furnish equipment, labor and perform services as herein provided, for a specified sum per day under the direction and supervision of Company.
(h) “Operating Area” means the area specified in Drilling Order.
(i) “Operating Base” means the place onshore designated by Company and specified in Drilling Order.
(j) “Spudded” means the commencement of drilling the main well bore below the base of the cellar or circulating riser pipe which ever is deeper.
(k) “The WORK” means the scope of activity defined in the "Bid Sheet and Drilling Order"

1.2 Currency

In this Agreement, all amounts and payments are expressed and will be executed in Kazakh Tenge.  Notwithstanding aforesaid, calculation of cost and rates of all services, materials and works have been made on basis of exchange rate of US Dollar to Kazakh Tenge set by the KASE at the date of signature of this Agreement, and thus at the time of respective payment the cost of all services, materials and works will be adjusted to the exchange rate of US Dollar to Kazakh Tenge set by the KASE at the date of such payment.

1.3 Conflicts

The Drilling Order’s attached hereto are incorporated herein by this reference.  If any provision of the Appendices conflicts with a provision in the body of this Agreement hereof, the body of this Agreement shall prevail.

1.4 Contractor’s Status

Contractor in performing its obligations hereunder shall be an independent contractor.  Company may instruct and direct Contractor as to the results to be obtained from Contractor’s employees.  None of Contractor’s employees are, nor shall be deemed to be, employees or agents of Company.

.1

Governing Law, Resolution of Dispute, Arbitration

(a)

The Agreement shall be governed by and construed in all respects in accordance with the provisions of the laws of the Republic of Kazakhstan.

(b)

If, at any time, any difference or dispute arises between the Parties with respect to the meaning or effect of this Agreement or arising out of or in any way in connection with this Agreement or concerning the rights and obligations of a Party hereunder (including as to the existence, validity or termination of the Agreement), and the dispute or difference cannot be resolved amicably, then either Party shall by notice in writing submit the difference or dispute to a binding arbitration process to be conducted in accordance with the UNCITRAL Arbitration Rules, in force at that time, administered by the London Court of International Arbitration.

(c)

All of the Parties hereby agree to submit themselves to the jurisdiction of the arbitration tribunal and waive any right to immunity that they may otherwise have. No legal action or proceeding for enforcement of the arbitral award shall be taken by any Party before the completion of the arbitration process.

(d)

The arbitration, including the rendering of the award shall take place in London, England, and shall be in the English language with all hearings and conferences being interpreted into Russian.

(e)

The number of arbitrators shall be three (3) and each Party shall be entitled to appoint one (1) arbitrator to the three (3) member arbitration tribunal.

(f)

Unless the Parties agree upon a Chairman within thirty (30) days after the date on which a Party by notice in writing submits the dispute to settlement by arbitration as is provided for by Article, the President or Vice President (at the moment of application) of the London Court of International Arbitration shall appoint the Chairman arbitrator, who shall be a citizen of any country except the country where a Party is established.

(g)

The cost of arbitration, including attorney fees and costs, and the cost of remuneration of the arbitrators shall be borne in the manner determined by the arbitrators, as applicable.

(h)

The final decision of the majority of the arbitrators shall be issued in writing and shall be binding and final and shall be the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators.  Any judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof for execution.

(i)

The Parties agree that the final award upon the results of any court process or proceeding is final and can be executed in the compulsory order in any other country by means of a court.

ARTICLE I TERM
2.1 Effective Date
The Parties shall be bound by this Agreement from the Effective Date.
2.2 Duration
This Agreement shall, be valid for a period of 2 years and will renew automatically for an additional two-year term unless one of the parties requests a change.
2.3 Suspension and Termination

The Company may from time to time by notice to the Contractor suspend the WORK for reasons of its own.  Company’s sole obligation during the period of suspension will be to pay Contractor per the applicable rates included in the Drilling Order.

This Agreement shall terminate:
(a) Immediately if the Drilling Unit becomes a loss on the date Contractor’s insurance surveyor determines a constructive or arranged total loss to have occurred;
(b) in accordance with Paragraph 3.5(b);
(c) in accordance with Paragraph 7.6; or
(d) in accordance with Paragraph 8.a). During any suspension period all indemnities will be in full force and effect.
2.4 Continuing Obligations

The provisions of Article IX and Paragraphs 1.5, 2.4, 2.5, 8.0, 9.5, 9.6, 9.7, 10, 13.1, 13.4, and 13.9 shall survive the termination of this Agreement and the Parties shall continue to be bound thereby.

2.5 Return of Company’s Item

Upon termination of the WORK, Contractor shall return to Company at the last drilling location for the Drilling Unit under this Agreement, or at any other location as directed by Company at the Company’s sole cost, any of Company’s Items which are at the time in Contractor’s possession.  Company’s Items shall be returned by Contractor in the same condition in which they were received by Contractor, normal wear and tear excepted.

ARTICLE II CONTRACTOR’S PERSONNEL
3.1 Number, Selection, Hours of Labor and Remuneration

Except where herein otherwise provided, the number, selection, replacement, hours of labor and remuneration of Contractor’s Personnel shall be determined by the Contractor upon the requisites of the Work.  Such employees or subcontractors shall be the employees or subcontractors solely of Contractor.  Notwithstanding the foregoing, minimum manning shall be as specified in the Drilling Order, and the Contractor undertakes to provide personnel of international quality who have an appropriate technical background and experience to perform the Work and to provide Contractor’s Personnel who have certification as required by Kazakh laws.  Contractor’s Personnel shall be certified as required by Kazakh law and have work permits as so required by Kazakh law.  During duration of this Agreement, Contractor shall instruct all Contractor’s Personnel, especially in the area of safety rules and oilfield practice.

3.2 Contractor’s Representative

Contractor shall nominate one of Contractor’s Personnel in the operating area, as Contractor’s representative who shall be in charge of the remainder of Contractor’s Personnel and who shall have full authority to resolve all day-to-day matters that arise between Company and Contractor.  Contractor shall inform the Company in a written form, if such representative is replaced.  All matters that cannot be resolved by Contractor’s representative and Company’s representative will be resolved in accordance with Paragraph 1.5 of this Agreement.

3.3 Increase in Contractor’s Personnel

Company may require Contractor to increase the number of Contractor’s Personnel, subject to additional payment by the Company in accordance with the rates in the Drilling Order or as mutually agreed between the Parties.

3.4 Replacement of Contractor’s Personnel

Contractor will remove and replace at anytime any of Contractor’s Personnel within fourteen (14) days of receiving Company’s written request.  Company shall not be obliged to give reasons for any such request which shall not be made unreasonably.

ARTICLE III CONTRACTOR’S ITEMS
4.1 Obligation to Supply

Contractor shall provide Contractor’s Items and Personnel and perform the services to be performed by it in accordance with the Drilling Order.  Each of Contractor’s Items (including the Drilling Unit) shall be subject to inspection and approval of Company prior to such Items being placed into service.

4.2 Maintain Stocks

Contractor shall be responsible, at its cost, for maintaining adequate stock levels of Contractor’s Items and all spare parts as well as replenishing them as necessary to ensure efficient and safe Work.

4.3 Maintain and Repair Equipment

Contractor shall, subject to Paragraph 9.1, be responsible for the maintenance and repair of all Contractors’ Items (including the Drilling Unit) and shall provide all spare parts and materials required therefore.

4.4 Additional Items and Services

Contractor agrees and undertakes to provide additional equipment and services upon the requirement of Company.  Such additional equipment and services, not stated in the Appendices, shall be provided by the Contractor on at cost basis plus handling charges specified in Section II of the BDSO, if applicable.

ARTICLE IV CONTRACTOR’S GENERAL OBLIGATION
5.1 Contractor’s Standard of Performance

Contractor shall carry out all its operations under this Agreement on a Turnkey basis.  For purposes hereof the term “Turnkey basis” means Contractor shall furnish equipment, labor and perform services as herein provided, for a specified sum per well as per the program provided by Company and agreed by Contractor.

Extra Works will be performed if required on a “Dayrate basis.”

5.2 Operation of Drilling Unit

Contractor shall be responsible for the operation of the Drilling Unit, including, supervising moving operations and positioning on drilling locations as required by Company.  Operations under this Agreement will be performed on a twenty-four (24) hour per day, seven (7) days a week basis.  Contractor covenants that the Drilling Unit (without modification, upgrade or enhancement) will operate efficiently and is physically capable of drilling wells to depths specified in this Agreement and complies fully with the technical documentation described in the Drilling Order.

5.3 Compliance with Company’s Instructions

Contractor shall comply with all instructions of Company consistent with the provisions of this Agreement, including, without limitation, drilling, well control and safety instructions.  Such instructions shall, if Contractor so requires and time permits, be confirmed in writing by the authorized representative of Company.  However, Company shall not issue any instructions which would be inconsistent with Contractor’s rules, policies or procedures pertaining to the safety of the Contractor’s Personnel, the Company’s Personnel, equipment or, the Drilling Unit, or require Contractor to exceed the capacity of the Drilling Unit.  During Turnkey operations Contractor shall have the right to direct its operations as it prefers, as long as they are in accordance with Company’s program and safe practices.

5.4 Adverse Weather

Contractor, in consultation with Company, shall decide when, in the face of impending adverse weather conditions, to institute precautionary measures in order to safeguard the well, the well equipment, the Drilling Unit and Contractor’s Personnel or Company’s Personnel to the fullest possible extent.  Contractor and Company shall each ensure that each respective senior representative will not act unreasonably in the exercise of their discretion under this Paragraph 5.4. For the purposes of this Agreement, adverse weather conditions shall not be considered a condition of Force Majeure.

5.5 Drilling Fluids and Casing Program

Contractor shall follow Company’s program with respect to the “Drilling Fluid and Casing Program” as may be specified by the Company.  Company shall provide Contractor with any such programs reasonably in advance of the spud date of each well to be drilled under this Agreement. Implementation of such programs is at Contractor’s discretion.

5.6 Difficulties During Drilling

In the event of any difficulty arising which precludes either drilling ahead under reasonably normal procedures or the performance of any other operations planned for a well, Contractor may suspend the work in progress and shall immediately notify the representative of Company both in writing and verbally of the difficulty, and during such period exert its best efforts to overcome the difficulty.

5.7 Well Control Equipment

Subject to Article IX, Contractor shall maintain its well control equipment listed in Drilling Order in good condition at all times and shall use its best efforts to prevent and control fires and blowouts and to protect the hole.

5.8 Inspection of Materials Furnished by Company

Contractor agrees to visually inspect all materials furnished by Company before using same and notify Company in writing of any apparent defects therein.  Contractor shall not be liable for any loss or damage resulting from the use of materials furnished by Company.

5.9 Cutting/Coring Program
If required, Contractor shall save and identify cuttings and cores according to Company’s instructions and place them in containers furnished by the Company.
5.10 Drilling Reports and Records

The Contractor shall maintain all statutory, regulatory and any other required records of its operations under the Agreement and shall at all times provide the Company with such data and information, including copies of any documents, as will permit the Company to comply with applicable statutory or other reporting obligations. Without prejudice to the generality of the foregoing, the Contractor shall keep and furnish to the Company a daily drilling report showing the relevant information in respect to hole sizes and depth for each hole section encountered in the Work and the formations penetrated, and shall prepare reports and records as requested including but not limited to a weekly BOP checklist, trip sheets and kick control sheets, and notify the Company immediately when any oil or gas-bearing formation is encountered and, if requested by the Company, save and prepare clean samples of formations drilled.  The drilling report shall be made in the IADC-API Daily Drilling Report Form or other form acceptable to Company and the Contractor hereby agrees to comply in all respects with the Company’s reporting requirements.

The Company shall at all times have complete access to all records and such other data as may be compiled by the Contractor relating to the Work.  All such data and records shall, upon request, be delivered by the Contractor to the Company and shall belong exclusively to the Company.

ARTICLE V COMPANY’S RIGHTS AND OBLIGATIONS
6.1 Equipment and Personnel

Company shall at its cost provide Company’s Items and Company’s Personnel and perform the services to be provided or performed by it according to the Drilling Order.  In addition to providing the initial supply of Company’s Items, Company shall be responsible, at its cost, for maintaining adequate stock levels and replenishing as necessary.  When, at Company’s request and with Contractor’s agreement, the Contractor furnishes or subcontracts for certain items which Company is required herein to provide, for purposes of this Agreement said items or services shall be deemed to be Company’s Items, and Company shall not be relieved of any of its liabilities in connection therewith.  For furnishing said items and services, Company shall reimburse Contractor its entire cost plus a handling charge as specified in the Drilling Order.

6.2 Not used

6.3 Company’s Employees

Company shall designate a drilling supervisor who will be present at the drill site to monitor the Turnkey operations and resolve day-to-day matters requiring decision by Company.  Company shall inform the Contractor in a written form, in case such representative is replaced.  Company’s drilling supervisor shall at all times have access to the Drilling Unit and may, among other things, observe tests, check and control the implementation of the mud program, examine cuttings and cores, inspect the Work or examine the records kept on the Drilling Unit by Contractor.

6.4 Drilling Site and Access

Company shall be responsible for providing access to the drilling location, as well as selecting, surveying, marking and clearing the drilling locations as may be reasonably required by Contractor for location approval.  Contractor shall obtain and provide all required certificates, Drilling Unit and expatriate personnel permits and licenses required for the drilling operations and Drilling Unit hereunder.  Company shall notify Contractor of any impediments or hazards to operations at each drilling location or at any access routes to the drilling locations of which it has actual knowledge.  Notwithstanding any other provision of this Agreement, should there be obstructions at or within the area of the drill site and these obstructions result in damage to any of Contractor’s Items, including the Drilling Unit, Company shall be responsible for and hold harmless and indemnify Contractor for all resulting direct damage, including the payment of the applicable Standby Rate during repairs, but Company shall receive credit for any physical damage insurance proceeds received by Contractor as a result of such damage.

6.5 Custom or Excise Duties, Taxes and Fees

a)

Contractor, with Company’s assistance, shall be responsible for clearing customs of the drilling unit and for the importation by Contractor of subsequent items in the country in which the Operating Area is located.  Thereafter the Contractor will be responsible for the importation of any subsequent Contractor’s items into the operating area including but not limited to spare parts, consumables, auxiliary equipment and chemicals for operation of the drilling rig.

b)

Notwithstanding any of the foregoing, Contractor shall pay all taxes that may be assessed by the Republic of Kazakhstan against Contractor as a result of the performance of this Agreement inclusive of the payroll taxes for its personnel as may arise in conducting Contractor’s business.

c)

Rig moving equipment, personnel and other services required by the Contractor for customs clearance of the drilling unit, as well as registration in the Republic of Kazakhstan, obtaining required permits of any nature, permissions and licenses are for the Contractor’s account.

6.6 Take Over of Work

In the event any well drilled under this Agreement should blow out, catch fire or in any manner get out of control, Company may assume complete control and supervision of the Work of bringing the well under control, putting out the fire and take such other measures as Company deems appropriate.  If Contractor is insolvent, or is on the verge of becoming insolvent, Company may take over and continue the Work on the well to completion or abandonment.  In this context, Contractor will be deemed to be insolvent, or on the verge of becoming insolvent, if a reasonable basis exists for Company to believe that Contractor is unable, or with the passage of time alone will be unable, to pay its bills or discharge its financial obligations as they come due. If at any time in Company’s opinion, Contractor is failing to conduct its operations under this Agreement in a diligent, prudent, skillful and workmanlike manner and in all respects in strict accordance with all applicable laws and with accepted good oil field practices, standards, methods and such failure continues for a period of ten (10) days (or in the event such failure results in a significant safety hazard, if such failure continues for 96 hours) after written notice from Company to Contractor, Company may take over and continue the Work on the well to completion or abandonment.  In the event Company takes over the Work pursuant to this Paragraph 6.6, Company shall have full use of Contractor’s Drilling Unit and other equipment, facilities, material, supplies and personnel at the well location, which Contractor shall continue to insure in accordance with this Agreement, and Contractor shall continue to be paid the applicable day rates provided for in this Agreement. During any such take over period the indemnities given by Contractor to Company under this Agreement shall be suspended, excluding the due indemnifications until such time and Contractor shall have no responsibility to Company under such circumstances.   When such take over period has ended, Company shall return the Drilling Unit and all of Contractor’s Items to Contractor in as good conditions as when the take over began, normal wear and tear excepted.

Notwithstanding the above, both Parties hereby recognize the right of the Government of the Republic of Kazakhstan to assume control of the well in the event of an emergency situation.
6.7 Company’s Well Program

Company shall provide Contractor with a well drilling program or programs for the Turnkey operations, which shall include, but not be limited to hole sizes, casing program, mud control program and Company’s deviation policy.  Company may modify these programs while drilling is in progress using a Variation Order (VO) Form that would identify the changes in Work and costs.  The VO shall be signed by both parties before the Work is performed.

ARTICLE I RATES OF PAYMENT
7.1 Payment

Company shall pay to Contractor during the term of this Agreement the amounts due on a well basis for the Turnkey services and on a monthly basis for any Extra Works or, in the event that the duration of a well is less than 1 month, following each well. Extra Works shall be calculated to the nearest half hour according to the rates of payment herein set forth in accordance with Article VIII for dayrate works and as specified in the Drilling Order.  No other payment shall be due from Company unless specifically provided for in this Agreement, or agreed to in writing by the Parties.

7.2 Mobilization/Demobilization Fee

(a)

Company shall pay Contractor for the shipment of the Drilling Unit to the initial drilling location the Mobilization Fee specified in the Drilling Order (the “Mobilization Fee”) at the Commencement Date.  This fee covers cost of moving drilling unit and mobilizing personnel from its current location to the Operating Area, including the period until the Commencement Date as defined in Section 1.1(a).

(b)

Company shall pay Contractor a Demobilization Fee as specified in the Drilling Order to cover all Contractor’s costs of demobilizing the Drilling Unit. Company shall have no further demobilization obligations other than the payment of the Demobilization Fee.

7.3 Turnkey Operations

The Turnkey Operations and Extra Works will become payable as specified in the Drilling Order and Article VIII of this Contract.

Also additional services will be payable in accordance with Paragraph 7.10 of this Agreement and proper Variation Order for such services.

7.4 Operating Rate

Except when some other rate provided in the Drilling Order applies, in particular during Turnkey operations, the Operating Rate will be payable during the term of this Agreement.  However the Company shall not continue to pay the Operating Rate in the case that the Republic of Kazakhstan Technical Inspection Board shuts the Drilling Unit for safety or similar reasons.  Also additional services will be payable in accordance with Paragraph 7.10 of this Agreement and proper side agreement for such services.

7.5 Standby Rate With Crews
Except during Turnkey operations, the Standby Rate with Crews specified in the Drilling Order will be payable as follows:

(a)

during any period of delay when Contractor is unable to perform its obligations under this Agreement because of adverse weather conditions or as a direct result of an act, instructions or omission of Company including, without limitation, the failure of any of Company’s Items, or the failure of Company to issue instructions, provide Company Items or furnish services;

(b) during any period when operations are being conducted herein under to re-drill or repair any well drilled hereunder which is lost or damaged as a result of Company’s sole negligence; and
(c) during any period when operations are suspended or are being conducted due to difficulties encountered as provided for in Paragraph 5.6.

(d)

during any period after the Commencement Date that the Drilling Unit is undergoing periodic inspections required for the maintenance of any Certification or Classification Certificates.  If the delay is of such length that the drilling crew is demobilized, the Standby Rate Without Crew provided in Paragraph 7.9 shall apply from such date of demobilization.

(e) during any period when Company has no immediate work and Contractor agrees at Companies request not to demobilize the Drilling Unit, but only until the date the drilling crew has been demobilized.
(f) other times as may be specifically provided in this Agreement.
7.6 Rate During Repair

Except during Turnkey operations, the Repair Rate specified in the Drilling Order will be payable during the first twenty-four (24) hours per month during which operations are suspended to permit necessary replacement, inspection, repair of maintenance of Contractor’s Items. Routine maintenance such as lubrication, packing of swivels, changing of pump parts, slipping lines, drill string and certification inspections, shall not be considered as maintenance for purposes of this Paragraph.  Contractor will use due diligence in effecting such repairs, replacements or maintenance in a good and workmanlike manner and will use its best efforts to familiarize itself with the location of rental replacements for Contractor’s Items.

7.7 Force Majeure Rate

The Force Majeure Rates specified in the Drilling Order will be payable during any period in which operations are not being carried on because of Force Majeure as defined in Paragraph 13.3, including periods required to repair damage caused by a Force Majeure event.  However, should an event of Force Majeure continue in existence for a period of thirty (30) days, then no day rate shall be payable for the period after such thirty (30) days and either Contractor or Company shall have the right to terminate this Agreement at any time thereafter by providing written notice to the other party.

7.8 Moving Rate

Contractor shall be paid a Moving Lump Sum amounts as per the Drilling Order for the move of the Drilling Unit from Aktau to Atyrau fields.

Moving amounts for each move of the Drilling Unit from one well to another are included in the Turnkey prices, as per the Drilling Order.

7.9 Standby Rate Without Crews
Except during Turnkey operations, the Standby Rate Without Crews shall be the rate so stated in the Drilling Order. The Standby Rate Without Crews will be payable when:

(a)

during any period after the Commencement Date that the Drilling Unit is undergoing periodic inspections required for the maintenance of any Certification or Classification Certificates, but only from the date the drilling crew has been demobilized;

(b)

during any period when operations are suspended to repair the Drilling Unit or other Contractor’s Items due to blow out, fire, cratering, shifting or punch through at a drilling location, obstacles or obstructions or the consequences thereof, but only from the date the drilling crew has been demobilized.

(c)

during any period when Company has no immediate work and Contractor agrees at Companies request not to demobilize the Drilling Unit, but only from the date the drilling crew has been demobilized.

(d)

during other periods as specified in the Agreement.

7.10 Additional Equipment, Services and Tools Rental Rates
(a) As specified in Section IV, Contractor shall provide fishing tools that are included in the Daily Rates.

(b)

Any other additional services will be provided by Contractor under requirement of Company.  The daily rate for additional services will be provided according to the proper side agreements for such services.

ARTICLE VIII PAYMENTS

a) Invoice Currency and Payment

Contractor shall prepare invoices for each Turnkey well covering the Services performed in accordance with the Rates contained in this Agreement.  Company will make payment to Contractor of 20% of total invoice amount for a completed well, VAT charged to the total amount of invoice, and any amounts under Variation Order 30 days after receipt of an uncontested invoice in currency as specified in  Article 1.2 hereof.  The remaining 80% of the invoice amount will    be paid within 365 days after receipt of such invoice at the terms specified in the Convertible Debenture, dated 19 April 2005, issued by Big Sky Energy Corporation, a parent company of the Company, as security for fulfillment by the Company of its payment obligations hereunder.  Contractor shall have the right, upon ten (10) days prior written notice, to terminate this Agreement if Company refuses to pay undisputed amounts due and owing to Contractor.  Such termination by Contractor shall not change Company’s obligation to pay contractor any amounts of money already due, as well as the appropriate demobilization fee under this Agreement.

Contractor shall bill Company at the end of each well, for all daily charges and other charges earned by Contractor for such well.  Billings for daily charges will reflect details of the time spent (calculated to the nearest half hour) and the rate charged for that time.  Billings for other charges will be accompanied by invoices and other documentation supporting costs incurred for Company.

Company shall make such payment to the Bank and the account number shown in the Drilling Order hereto and on the invoice.  All payments shall be made according to Article 1.2 hereof.  In case of payment delay Company shall pay interest at the rate of one-half percent (0.5%) per day to a maximum of 5% of the value of the unpaid value and such interest charges shall continue until the amount including such interest is paid in full.

In the event of disagreements regarding invoice or incorrect completion of invoice which are not in compliance with the requirements of current tax legislation, the invoice shall be returned without payment until disagreement is resolved or invoice is completed correctly.

Company shall immediately inform Contractor of any questions or differences, and Company and Contractor shall take reasonable steps to settle the dispute.
After satisfactorily resolving the disputed part of the invoice, Contractor shall re-invoice Company the mutually agreed upon and formerly disputed amount.
All invoices must be forwarded to the following address to ensure prompt payment:
Vector Energy West LLP Dostyk Prospect, Bld. 132, Office 3, Almaty 50051 Republic of Kazakhstan Tel.: 7.3272.628.394 Fax: 7.3272.628.399

Company is not responsible for and shall not pay a penalty to Contractor in the event of failure to pay on time due to incorrect completion of invoices.
b) Bank Fees

All expenses and commissions payable to the Contractor’s Bank in connection with fulfilling of this Agreement shall be paid by Contractor while those expenses to the Company's Bank shall be paid by Company.

c) Tax

All Contractor's prices are exclusive of any taxes, value added tax (VAT), excise, sales or use taxes, or taxes of a similar nature which may lawfully be imposed in performing this Agreement.  The amount of any such taxes for which Contractor may be legally liable (including VAT, etc.) shall be added to the payment required to be made and shall be paid by Company pursuant to the terms of Contractor's invoice.  In the event Company fails to pay such taxes (including VAT) Company shall indemnify Contractor from and against any fines, penalties, or late payment interest imposed by the Government of Territory. Company's obligation to pay or indemnify Contractor for such taxes (including VAT) shall apply regardless of any tax exemption (including VAT) claimed by Company for its foreign investors.  However, for the avoidance of doubt, the Company shall not be responsible for any profit taxes levied on the income of Contractor or its employees.  Company shall not be obligated to reimburse Contractor for any taxes, duties or other charges imposed upon either the household goods or personal effects of Contractor personnel provided under this Agreement.  Contractor shall pay any tax or assessment levied on the income earned by Contractor's employees.

In case of any changes in or to the application or interpretation of the fiscal system of the Republic of Kazakhstan, or any political subdivision thereof, after the date the Agreement signing and where the said change has an economic impact on the Contractor, its employees, its Subcontractors, regardless of tier and the employees of its subcontractors, Company and Contractor shall meet in good faith so that Contractor, its employees, its Subcontractors regardless of tier, and the employees of its subcontractors, does not lose or benefit as a result thereof.

d) Form of Invoice

Contractor shall attach a completed Work Acceptance Act (WAA) signed by Company.  The WAA must contain the appropriate Company charge code.  Contractor shall indicate on the invoice the number of this Agreement and Tax Registration Number, series and number of VAT Registration Certificate, if it is a taxpayer, pursuant to the current tax legislation of the Republic of Kazakhstan.

i) All the invoices shall be numbered clearly, each with an individual number, for the purpose of identification and references to them.
ii) Each invoice shall be dated, and the date on the invoice shall precede the date of receipt of the invoice by Company.
iii) Each invoice shall have reference to the number of this Agreement.
e) Right to Audit

Contractor and its subcontractors shall maintain true and complete records in connection with the Services and all transactions related thereto and shall retain all such records for at least twenty-four (24) months after the end of the calendar year in which the Services are performed. In the event costs are to be reimbursed under this Agreement, Company may from time to time and at any time during the foregoing period of record retention make an audit of all records of Contractor and its subcontractors.

f) Over Payment by Company

Company shall have the right to offset any amount owed Company by Contractor against any payment or payments owed Contractor by Company.  In the event of any overpayment by Company to Contractor under this Agreement, upon notice from Company, Contractor shall refund the overpayment to Company by interbank wire transfer to such bank account as Company may specify to Contractor in writing, or if directed by Company, issue to Company a credit memo with respect to money owed to Company by Contractor.  In addition to any other right or remedy of Company provided anywhere in this Agreement or any Exhibit to this Agreement, company shall have the right at all times, and from time to time, to deduct any or all money owed Company by Contractor under this Agreement from any money owed Contractor by Company under this Agreement or any other agreement between Company and Contractor.  The issuing of such credit memo or the failure of Company to request a refund of the overpayment or the issuing of a credit memo or the failure of Company to make any such deduction shall not in any way prejudice or diminish Company’s claim with respect to such money due Company nor shall any deduction by Company of less that the amount owed Company at the time the deduction is made, constitute an accord and satisfaction or a release of claim or waiver of entitlement with respect to the entire amount of money owed to Company by Contractor.

g) Contractor Holdback

Contractor represents that it shall pay its subcontractors in a timely manner and in accordance with contracts between them for work performed.  In the event Company receives a bona fide complaint from any of Contractor’s sub-contractors to the effect that Contractor has not paid in a timely manner, except for cause attributable to sub-contractors non-performance, then Company reserves the right to withhold 20% (twenty percent) of all disbursements payable to Contractor under this Agreement in lieu of WORK performed by subcontractors of Contractor.  At such time Contractor provides documentation in the form of a declaration, signed by both the Contractor and the subcontractor, evidencing the payment in full of sub-contractors invoices, Company will pay the 20% holdback within seven (7) calendar days.  Contractor shall make written representation that all of his sub-contractors are paid prior to HKM making final demobilization payments.

h) Contractor Responsibility

Contractor shall be responsible at Contractor’s expense for payment of salaries, wages, other remuneration or benefits (including taxes related thereto), engagement and employment of its personnel, transportation, accommodation and subsistence, and generally all matters concerning Contractor’s personnel, unless otherwise specifically provided for in this Agreement.

Contractor shall be responsible at its own expense for all medical services for its personnel, including med-evac, foreign hospitalization, and repatriation, and routine and emergency coverage. In the event of emergency evacuation attended by Company (which shall include Company’s subcontractor), Company reserves the right to recover the cost of such care by set-off against Contractor invoices.  Contractor shall, upon Company request, provide evidence that it has insurance of the type and in the amounts sufficient, in Company’s opinion, to cover Contractor’s responsibility as set out in this paragraph. Contractor and Company shall co-operate to develop a policy of handling any incidents, the objective of which shall be to provide medical care as quickly as possible in the most cost efficient manner.

ARTICLE IX LIABILITY
9.1 Equipment or Property

Except as specifically provided herein to the contrary, each Party hereto shall at all times be responsible for and hold harmless and indemnify the other Party from and against damage to or loss of its own and its subcontractor’s equipment or property. Except to the extent that the proceeds from Contractor’s insurance as made available to Contractor do not compensate Contractor therefore, Company shall be responsible for and shall hold harmless and indemnify Contractor for loss or destruction of or damage to Contractor’s drill pipe, drill collars, subs, reamers, bumper subs, stabilizers and other in-hole equipment when such equipment is being used in the hole below the rotary table, normal wear excepted.  Abnormal wear and/or damage for which Company shall be responsible hereunder shall include, but not be limited to, wear and/or damage resulting from the presence of H2S or other corrosive elements in the hole including those introduced into the drilling fluid, excessive wear caused by sand cutting, damage resulting from excessive or uncontrolled pressure such as those encountered during testing, blow-out, or in a well out of control, excessive deviation of the hole from vertical, dog-leg severity, fishing, cementing or testing operations, and from any unusual drilling practices employed at Company’s request.  Company’s responsibility for such abnormal wear and/or damage as referred to herein shall include abnormal wear and/or damage to Contractor’s choke hoses and manifolds, blowout prevention and other appurtenant equipment.  Company shall pay the cost of repairing damaged equipment if repairable.  In the case of equipment lost, destroyed or damaged beyond repair, Company shall reimburse Contractor an amount equal to the then current replacement cost of such equipment delivered to the Drilling Unit.

9.2 The Hole

In the event a hole is lost or damaged from causes other than the gross negligence of Contractor, Company shall be responsible for and hold harmless and indemnify Contractor from such damage to or loss of the hole, including all down hole property therein.

9.3 Contractor’s Personnel

Contractor shall be responsible for and hold harmless and indemnify Company from and against all claims, demands and causes of action of every kind and character arising in connection herewith in favor of Contractor’s employees, or Contractor’s subcontractors or their employees, or Contractor’s invitees, on account of bodily injury, death or damage to property.

9.4 Company’s Personnel

Company shall be responsible for and hold harmless and indemnify Contractor from and against all claims, demands, and causes of action of every kind and character arising in connection herewith in favor of Company’s employees, or Company’s other contractors (excluding Contractor hereunder) or their employees, or Company’s invitees, on account of bodily injury, death or damage to property.

9.5 Health and Safety and Environmental Protection

(a)

The Contractor shall comply with all relevant and existing legislation of the Republic of Kazakhstan and that of Company (attached hereto as Exhibit “A” Health, Safety and Environment), relating to health, noise, fire, safety and environmental protection and take adequate and effective precautions therefore throughout the performance of the Work in order to protect the Work, the Contractors personnel, the general public, all other persons, the project property and the property of third parties and to avoid or reduce to a minimum any inconvenience to the public.  In the event of conflict between the HSE Legislation of the Republic of Kazakhstan and that of Company, the most severe thereof shall apply.

(b)

The Contractor shall draw up all necessary health, fire, safety and environmental protection policies and procedures issued or required by the relevant and competent authorities and shall issue and ensure that the Contractor’s personnel are notified of and comply with all applicable policies, procedures, rules, regulations and precautions issued by the relevant and competent authorities and the Contractor.

(c)

The Contractor shall ensure that their Safety Policy complies with existing Legislation in the Republic of Kazakhstan and conforms with the Company’s current statement of policy on Health, Safety and Environment as set out in Exhibit “A” and that its other policies and procedures referred to in Clause (b) are compatible with the Company’s other current policies and procedures applicable to any part of the Work of which the Contractor has been notified (copies of which are available upon request). If there is any conflict the Contractor shall submit the differences for resolution by the Company prior to the commencement of such part of the Work.

(d)

The Contractor shall, upon request by the Company, submit to the Company a copy of all the Contractor’s policies, procedures and other matters concerning health, fire, safety and environmental protection in so far as they relate to the Work. Without prejudice to the Contractor’s obligations under Clause (c) hereof the Company reserves the right, at any time and from time to time to reasonably require amendments to the same.

(e)

The Contractor shall allow the Company access to the site, the resources and records, when requested, to enable the Company to satisfy itself that the requirements of this Clause 9.5 have been or are being met, including but not limited to:

(i) ensure that the Contractor is carrying out its responsibilities under its Safety Policy and existing legislation of the Republic of Kazakhstan;
(ii) ensure that the Contractor’s Safety Policy complies with Clause (c); and
(iii) record if required, independent investigations into any incident relating to the Agreement.

(f)

The Contractor shall supply or shall ensure the supply to the Contractor’s personnel of adequate safety equipment and clothing which shall include but not be limited to safety helmets, safety (steel-capped) footwear, ear defenders, goggles, all of which clothing shall be to the Kazakh Standards. The Contractor shall be deemed to have included in the Agreement Price for the cost and expense for the provision, maintenance and, where necessary, the replacement of all safety equipment and clothing, and at Contractor’s option identification tags which provide emergency medical contact numbers and other critical information.

(g) The Contractor shall ensure that the Contractor’s personnel are:
(i) medically, physically and mentally fit to carry out the duties required of them;
(ii) sufficiently competent, qualified and experienced and trained.
(h) All costs and expenses associated therewith shall be deemed to have been included in the Agreement Price, including the costs of all medical services at the work site.

(i)

The Contractor shall provide at each location of the site where the WORK is to be performed suitable first-aid and medical facilities in compliance with existing legislation of the Republic of Kazakhstan and the Agreement.

(j)

 The Contractor shall use the best practicable means to prevent noxious or offensive emissions (including noise) or pollutants while in the course of executing the WORK and shall monitor and render harmless and inoffensive such emissions that cannot be prevented.

(k)

The Contractor shall carry out such tests and examinations of Contractor supplied materials as may be necessary to ensure the health and safety of anyone who is or is likely to come into contact with or otherwise be affected by the use of such items.

(l)

The Contractor shall ensure that no alcohol, drugs or medicines which impair a person’s mobility or performance is present at the site (save where necessary for the purpose of compliance with Clause 9.5 (i) and then only for that purpose) or consumed by any of the Contractor’s personnel while engaged in the performance of the WORK.

(m)

The Contractor shall not treat, keep or dispose of any waste produced by the Contractor as a result of the Work in a manner likely to cause harm to the health and safety of any person or harm to the environment and shall comply with existing legislation of the Republic of Kazakhstan.

The Company’s personnel shall comply with the HSE requirements of the Republic of Kazakhstan
9.6 Pollution and Contamination
Notwithstanding anything to the contrary contained herein, the responsibility for pollution or contamination shall be as follows:

(a)

Contractor shall be responsible for and hold harmless and indemnify Company for control and removal of pollution or contamination which originates above the surface of the ground, including, without limitation, from spills of fuels, lubricants, motor oils, water base drilling fluid and attendant cuttings, pipe dope, paints, solvents, ballast, bilge and garbage in Contractor’s possession and control.

(b)

Company shall be responsible for and hold harmless and indemnify Contractor against all claims, demands, and causes of action of every kind and character (including control and removal of the pollutant involved) arising directly from all pollution or contamination, other than that described in Paragraph 9.6 (a), which may occur from any other reason than the negligence of Contractor or as a result of operations hereunder, including, but not limited to, that which may result from fire, blow-out, cratering, seepage or any other uncontrolled flow of oil, gas, water or other substance, as well as the use or disposition of lost circulation and fish recovery materials and fluids, oil emulsion, oil base or chemically treated drilling fluids other than water base drilling fluid.

(c)

In the event a third party commits an act or omission which results in pollution or contamination for which either the Contractor or Company for whom such Party is performing work is held to be legally liable, the responsibility therefore shall be considered, as between the Contractor and Company, to be the same as if the Party for whom the work was performed had performed the same and all of the obligations and limitations set forth in Paragraphs 9.6 (a) and (b), shall be specifically applied.

9.7 Debris Removal and Cost of Control

Company shall be responsible for and hold harmless and indemnify Contractor for the cost of removal of debris including the Drilling Unit, Contractor shall also be responsible for and hold harmless and indemnify Company for the cost of regaining control of any wild well to the limit of its insurance coverage, unless caused by negligence of the Contractor, in which case the Contractor is fully responsible.

9.8 Underground Damage

Company shall be responsible for and hold harmless and indemnify Contractor for any and all claims resulting from operations under this Agreement on account of injury to, destruction of, or loss or impairment of production or any property right in or to oil, gas or other mineral substance or water, if at the time of the act or omission causing such injury, destruction, loss or impairment, said substance had not been reduced to physical possession above the earth’s surface, and for any loss or damage to any formation, strata, or reservoir beneath the earth’s surface.

9.9 Consequential Damages

Neither Party shall be liable to the other for, and each Party shall hold harmless and indemnify the other against, real, indirect or consequential damages resulting from or arising out of this Agreement, including without limitation, loss of profits, loss of use or business interruptions, however same may be caused; provided however, the forgoing limitations shall not apply to any Party that breaches this Agreement due to gross negligence.

9.10 Indemnity Obligation

(a)

The Parties intend and agree that the phrase “be responsible for and hold harmless and indemnify” in Paragraphs 6.5 and this Article IX mean that the indemnifying Party shall indemnify, hold harmless and defend (including payment of reasonable attorney’s fees and costs of litigation) the indemnified Party from and against any and all claims, demands, causes of action, damages, judgments and awards of any kind or character, without limit and without regard to the cause or causes thereof, including pre-existing conditions, whether such conditions be patent or latent, breach of warranty (express or implied), strict liability, or the negligence of any person or persons, including that of the indemnified Party, whether such negligence be sole, joint or concurrent, active or passive.

(b)

The indemnifying Party’s obligations contained in this Agreement shall also extend to the indemnified Party and its Affiliated Companies and the officers, directors, employees, agents, owners, shareholders and insurers of each and to actions in rem or in personam.

(c)

The terms and provisions of Paragraphs 6.5 and this Article IX shall have no application to claims or causes of action asserted against Company or Contractor by reason of any agreement of indemnity with a person or entity not a party hereto.

ARTICLE X INSURANCE

(a)

Contractor shall at its own cost and expense, effect and maintain the following insurance in respect of its liabilities pursuant to this Agreement as follows with waivers of subrogation in favour of Company:

(i)

Employer’s Liability insurance subject to Law of the Republic of Kazakhstan “On Safety at Work” dated 22 January 1993.  The Employer’s Liability insurance shall have a limit of one million US Dollars ($1,000,000 USD) per occurrence; and

(ii)

Comprehensive General Liability insurance with contractual liability, products and completed operations and broad form property damage coverage included, providing for a combination single limit of two million ($ 2,000,000) USD for personal injury, death or property damage resulting from each occurrence and covering all of Contractor’s operations under this Contract.  The aforesaid insurance shall cover, but not be limited to loss or damage to the Contractor’s Equipment and Personnel.

  (iii)

Umbrella Liability insurance coverage in excess of the primary coverage with the limit of no less than four million ($4,000,000) US dollars per occurrence including all areas involved in operations under this contract (including Blow out and pollution control).

(b)

Before commencing the WORK, Contractor shall provide Company with certificates or other documentary evidence of the insurance, which is satisfactory to Company from an insurance company, which is satisfactory to Company. Insurance certificates provided to Company must state policy coverage, policy limits, policy deductibles, evidence that waivers of subrogation are in place and named indemnities. Upon request, Contractor shall provide copies of insurance policies required pursuant to this Agreement.

(c)

Contractor shall be solely responsible for ensuring that its sub-contractors are adequately insured to provide services under this Agreement and additionally provide that both Company and Contractor are included as additional insured’s.

ARTICLE XI SUBLETTING AND ASSIGMENT
11.1 Subcontracts

Company may employ other contractors to perform any of the operations or services to be provided or performed by it. Contractor may employ other contractors to perform any of the operations or services to be provided or performed by it with the prior written consent of Company.  Use of subcontractors by Contractor shall not relieve Contractor from any liability or obligation under this Agreement.

11.2 Assignment

Neither Party may assign this Agreement to anyone without the prior written consent of the other Party, and prompt written notice of any such intent to assign shall be given to the other Party. In the event of such assignment, the assigning Party shall remain liable to the other Party as a guarantor of the performance by the assignee of the terms of this Agreement.  If any assignment by Company is made that increases Contractors’ financial burden, except for any assignment by Contractor, Contractors’ compensation shall be adjusted to give effect to any increase in Contractors’ operating costs or taxes.

ARTICLE XII NOTICES
(a) All notices to Parties regarding this Agreement shall be presented in writing, as set out in and sent at legal addresses for services of the parties.
(b) Any party may change its legal address, giving written notice to the other party 5 days after the change.

(c)

Notices may be hand delivered personally, sent by fax or by registered mail. Notices under this Agreement shall be considered to be received on the date on actual receipt by the receiving party. Notices sent by electronic mail shall not be recognized. Notices with regards to this Agreement shall be deemed to be delivered upon receipt of receiving Party.

ARTICLE XIII GENERAL
13.1 CONFIDENTIALITY AND PUBLICITY
Confidential Information
Contractor agrees and acknowledges that while providing WORK, Contractor has access to and obtains confidential information owned by Company, therefore Contractor agrees:
a) not to use such information for Contractor's benefit or any third party's benefit, not to get compensation by direct or indirect payments from any third party for use of this information;
b) to keep all information related to WORK and results from WORK strictly confidential;

c)

not to circulate, not to divulge and not to provide access to any information related to WORK or results from WORK to any individuals, unless Company considers these individuals' access to such information necessary for providing WORK by Contractor;

d)

to take all reasonable precautions required to prevent divulgence of such information by Contractor's personnel, officials, directors, employees and agents to any other individuals except for those who is authorized to have access to such information according to the provisions of this Article. Contractor shall bear the responsibility for violation of the provisions of this Article by any member of the personnel, official, director, employee or agent;

e) In the event of violation of any of sub-clauses from a) to d) inclusive of this Article XIII, Contractor shall bear responsibility according to the legislation of the Republic of Kazakhstan.
Publicity

The Contractor shall not publish or permit to be published any pictorial, written, oral or other information relating to the Agreement, the Work, the performance thereof or the activities of the Company without the Company’s written consent.  Such consent shall be given (if at all) separately in relation to each specific Contractor’s application therefor and shall apply only to that application.  The accuracy of any information released by the Contractor and not supplied directly by the Company is the absolute responsibility of the Contractor.

13.2 Attorney’s Fees

If this Agreement is placed in the hands of attorney for collection of any sums due hereunder, or suit is brought on same, or sums due hereunder are collected through bankruptcy or arbitration proceedings, then the winning Party shall be entitled to recover reasonable attorney’s fees and costs.

13.3 Force Majeure

Except as otherwise provided in this Paragraph 13.4, each Party to this Agreement shall be excused from complying with the terms of this Agreement, except for the payment of monies when due and the honoring of indemnities, if and for so long as such compliance is hindered or prevented by changes to any general or local Statute, Ordinance, Decree, or other Law or any regulation or by-law of any local or other duly constituted authority or the introduction of any such Statute, Ordinance, Decree, Law, regulation or by-law or reversal of a previously issued regulation, by-law or permit or other form of government restraint which shall render services undeliverable, and the following riots, strikes, wars (declared or undeclared), insurrection, rebellions, terrorist acts, civil disturbances, dispositions or order or injunctions of any governmental authority, whether such authority be actual or assumed, acts of God, inability to obtain equipment, supplies or fuel, or by any act or cause (other than financial distress or inability to pay debts when due) which is reasonably beyond the control of such Party, such cause being herein sometimes called “Force Majeure.”  In the event that either Party hereto is rendered unable, wholly or in part, by any of these causes to carry out its obligations under this Agreement, such Party shall give notice and details of Force Majeure in writing to the other Party as promptly as possible after occurrence.  In such cases, the obligations of the Party giving notice shall be suspended during the continuance of any inability so caused except that Company shall be obliged to pay to Contractor the Force Majeure Rate provided for in Paragraph 7.6.

13.4 Compliance with Laws

Each Party hereto agrees that all conventions, treaties, laws, statutes, rules, regulations and ordinances, of any foreign, federal, state or local government or quasi-governmental authority which are now or may become applicable to that Party’s operations covered by or arising out of the performance of this Agreement will apply.  In the event any provision of this Agreement is inconsistent with or contrary to any applicable treaty law, rule, regulation or ordinance, said provision shall be modified to the extent required to comply with said treaty law, rule, regulation or ordinance upon mutual signing of the Parties, and as so modified said provision and this Agreement shall continue is full force and effect.  If any act or omission by Contractor in response to Company’s explicit instruction violates such law, Company shall indemnify Contractor for any consequences thereof.  In no event however, will either Contractor or Company be requested or required to violate any treaty law, rule, regulation or ordinance of their respective countries of incorporation or organization.

13.5 Waivers

It is fully understood and agreed that none of the requirements of this Agreement shall be considered as waived by either Party unless the same is done by writing, and then only by the persons executing this Agreement, or other duly authorized agent or representative of the Party.

13.6 Entire Agreement
This Agreement supersedes and replaces any oral or written communications heretofore made between the Parties relating to the subject matter hereof.
13.7 Inurement
This Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Company and Contractor.
13.8 Labor Practices/Health and Safety Guidelines

Contractor shall not take any actions to prevent its employees from lawfully exercising their right of association and their right to organize and bargain collectively.  Contractor shall not  interfere with or coerce any of its employees on the basis of trade union activities or membership.  Contractor shall not take any action on the basis of such activities or membership which may result in the termination, suspension, demotion, or transfer of said employee. Contractor shall perform all Work in accordance with occupational health and safety standards that meet or exceed the World Bank Environment, Health and Safety Guidelines for Onshore Oil and Gas Development, dated May 12, 1994 (“World Bank Guidelines”). Contractor shall allow its employees to avoid or remove themselves from dangerous work situations without jeopardy to continued employment. Contractor shall observe applicable laws relating to a minimum age for employment of children, acceptable conditions of work with respect to minimum wages, hours of work, and occupational health and safety, and not to use forced labor.

13.9 Environmental Compliance

Contractor represents and covenants that the Work shall be performed in compliance, in all material respects, with the more stringent of the regulations of the Republic of Kazakhstan or the World Bank Guidelines.

13.10 Valuation of Contractor’s Equipment
The Contractor’s Drilling Unit and equipment valuation is as included in the Drilling Order to this Agreement.
13.11 Illegal Drugs, Alcohol and Firearms Policy

a)

No illegal drugs, controlled substances, intoxicating beverages, firearms, weapons, or hazardous substances or articles are allowed on Company’s premises or workplace or on lands that are contiguous thereto, controlled or operated by Company.

b) No person under the influence of drugs, controlled substances or intoxicating beverages will be allowed on Company property or on lands contiguous thereto, controlled or operated by Company.
c) Non compliance with any of the specific terms and conditions of this Article will result in violators being permanently barred from all Company facilities. This is a no tolerance policy.

d)

Without prior announcement, and at any time, Company may carry out reasonable searches of individuals and their personal effects when entering Company premises, while on Company premises, engaged in Company business, or operating Company equipment.  Entry onto Company premises constitutes consent to search of the person and his/her personal effects, including, without limitation, packages, briefcases, purses, lunch boxes and vehicles, or any office locker, closet or desk.  Refusal to cooperate shall be cause for not allowing that individual on Company premises.

.1 SEVERABILITY

If any part of the Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remainder of the Agreement shall not be affected and every part of the Agreement shall be severable and separately valid and enforceable.

13.13 TIME IS OF THE ESSENCE
The Contractor acknowledges that the timely performance of the Work is an integral and essential part of this Agreement and that time is of the essence.
13.14 AMENDMENT OF THIS AGREEMENT

No alterations, modifications and amendments to this Agreement shall be effective unless they are drawn up in writing and signed by both Parties. No relationships between Parties may be interpreted and construed as relationships changing the conditions of this Agreement.

13.15

Counterparts; Language

This Agreement shall be signed in two (2) original copies, with each having the same legal effect. In the event of any conflict or difference in meaning between the English and Russian versions of this Agreement, the English version shall prevail.

IN WITNESS THEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DAY AND YEAR FIRST ABOVE WRITTEN.
___________________________________
BY: TITLE:
WITNESS: _______________________________________ _______________________________________
CONTRACTOR BY: TITLE:
WITNESS:

SUN DRILLING COMPANY – VECTOR ENERGY WEST LLP TURNKEY DRILLING CONTRACT

Page # of 22